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                                                                     EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           NEW BEVERLY HOLDINGS, INC.


        The undersigned, Robert W. Pommerville and Holly A. Odom, certify that they are the Executive Vice President, General Counsel and Secretary and the Assistant Secretary, respectively, of New Beverly Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and do hereby further certify as follows:

            1. The name of the Corporation is New Beverly Holdings, Inc., the name under which it was originally incorporated.

            2. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on April 15, 1997.

            3. This Restated Certificate of Incorporation was duly adopted by stockholder vote in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

            4. The text of the Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

                                    ARTICLE I

        The name of the Corporation is New Beverly Holdings, Inc.

                                   ARTICLE II

        The registered office of the Corporation in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of the Corporation's registered agent is Corporation Service Company.

                                   ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

        1. The total number of shares which the Corporation shall have authority to issue is Three Hundred Twenty-Five Million (325,000,000), consisting of Twenty-Five Million (25,000,000) shares of Preferred Stock, par value One Dollar ($1.00) per share (the "Preferred

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Stock"), and Three Hundred Million (300,000,000) shares of Common Stock, par value Ten Cents ($.10) per share (the "Common Stock").

        2. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors hereby is authorized to establish from time to time by resolution or resolutions and, if and to the extent from time to time required by law, by filing a certificate pursuant to the applicable law of the State of Delaware, the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, of any wholly unissued series of shares of Preferred Stock; and to increase or decrease the number of shares of any series subsequent to the issue of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of authorized but unissued shares of Preferred Stock without designation as to series.

                                    ARTICLE V

        The number of directors which shall comprise the full Board of Directors of the Corporation may be fixed in the manner provided in the By-Laws of the Corporation.

                                   ARTICLE VI

        Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                   ARTICLE VII

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law made by the Board of Directors.

                                  ARTICLE VIII

        No action of stockholders of the Corporation required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, prior notice and a vote, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.



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                                   ARTICLE IX

        Special meetings of the stockholders for any purpose or purposes whatsoever may be called at any time, but only by a majority of the Board of Directors, the Chairman of the Board or the President of the Corporation.

                                    ARTICLE X

        To the full extent permitted by the laws of the State of Delaware, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any director, officer or employee of the Corporation or of its subsidiary or subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. Any loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this Article shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at law or under any statute.

                                   ARTICLE XI

        1.     Vote Required for Certain Business Combinations.

        (a)    For purposes of this Article:

               (i) "Affiliate" and "beneficial owner" are used herein as defined in Rule 12b-2 and Rule 13d-3, respectively, under the Securities Exchange Act of 1934, as amended, ("1934 Act"). The term "Affiliate" as used herein shall exclude the Corporation, but shall include the definition of "Associate" as contained in said Rule 12b-2.

               (ii) An "Interested Shareholder" is a Person other than the Corporation or any subsidiary who is (A) the beneficial owner, directly or indirectly, of ten percent (10%) or more of the capital stock of the Corporation entitled to vote generally for the election of directors ("Voting Stock"), or (B) an Affiliate of the Corporation and (1) at any time within a two-year period prior to the record date to vote on a Business Combination was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the Voting Stock, or (2) at the completion of the Business Combination will be the beneficial owner of ten percent (10%) or more of the Voting Stock.

               (iii) A "Person" is a natural person or a legal entity of any kind, together with an Affiliate of such person or entity, or any person or entity with whom such person, entity or an Affiliate has any agreement or understanding relating to acquiring, voting, or holding Voting Stock.


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               (iv) A "Disinterested Director" is a member of the Board of
        Directors of the Corporation (other than the Interested Shareholder) who was a director prior to the time the Interested Shareholder became an Interested Shareholder, or any director who was recommended for election by the Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of at least a majority of the Disinterested Directors.

               (v) A "Business Combination" is (A) a merger or consolidation of the Corporation or any of its subsidiaries with or into an Interested Shareholder; (B) the sale, lease, exchange, pledge, transfer or other disposition (1) by the Corporation or any of its subsidiaries of all or a Substantial Part of the Corporation's Assets to an Interested Shareholder, or (2) by an Interested Shareholder of any of its assets, except in the ordinary course of business, to the Corporation or any of its subsidiaries other than in connection with the exercise of rights or conversion of securities exercisable or convertible into securities of the Corporation or any subsidiary of the Corporation, which exercisable rights or convertible securities were distributed on a pro rata basis to all holders of the Voting Stock of the same class held by the Interested Shareholder; (C) the issuance of stock or other securities of the Corporation or any of its subsidiaries to an Interested Shareholder, other than on a pro rata basis to all holders of Voting Stock of the same class held by the Interested Shareholder or other than upon exercise of rights or conversion of securities which were distributed on a pro rata basis to all holders of the Voting Stock of the same class held by the Interested Shareholder; (D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder; (E) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share by more than one percent (1%) of any Voting Stock beneficially owned by an Interested Shareholder; or (F) any agreement, contract or other arrangement providing for any of the foregoing transactions.

               (vi) A "Substantial Part of the Corporation's Assets" shall mean assets of the Corporation or any of its subsidiaries in an amount equal to thirty percent (30%) or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.

        (b) Subject to the provisions of any series of Preferred Stock which may at the time be outstanding and in addition to any affirmative vote required by law, the affirmative vote of not less than eighty percent (80%) of the Voting Stock shall be required for the adoption or authorization of a Business Combination, unless:

               (i)     a majority of the Disinterested Directors determine that:

                       (A) The Interested Shareholder is the beneficial owner of
               not less than

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               eighty percent (80%) of the Voting Stock and has declared its intention to vote in favor of or approve such Business Combination; or

                       (B)(1) The fair market value of the consideration per
               share to be received or retained by the holders of each class or series of stock of the Corporation in a Business Combination is not less than the highest price per share (including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by such Interested Shareholder for any shares of such class of stock within the two-year period prior to the Business Combination, whether before or after the Interested Shareholder became an Interested Shareholder; and (2) the Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; or

               (ii) The Business Combination has been approved by a majority of the Disinterested Directors.

        (c) In the event any vote of holders of Voting Stock is required for the adoption or approval of any Business Combination, a proxy or information statement describing the Business Combination and complying with the requirements of the 1934 Act shall be mailed at a date determined by the Disinterested Directors to all stockholders of the Corporation whether or not such statement is required under the 1934 Act. The statement shall contain any recommendations as to the advisability (or inadvisability) of the Business Combination which the Disinterested Directors, or any of them, may choose to state and, if deemed advisable by the Disinterested Directors, an opinion of a reputable national investment banking firm as to the fairness of the terms of such Business Combination. Such firm shall be selected by a majority of the Disinterested Directors and paid a reasonable fee for its services by the Corporation as approved by the Disinterested Directors.

        2. Amendment, Repeal, etc. Notwithstanding anything contained in this Restated Certificate of Incorporation or the By-Laws of the Corporation to the contrary, the alteration, change, amendment or repeal of any provision of this Article or adoption of any provisions inconsistent with this Article shall require the affirmative vote of the holders of eighty percent (80%) of the combined voting power of the outstanding Voting Stock, voting together as a single class.

                                   ARTICLE XII

        1. Prevention of Greenmail. Any direct or indirect purchase or other acquisition by the Corporation of any Voting Stock (as defined in Article XI) of any class from any Interested Shareholder (as hereinafter defined) at a price in excess of the Market Price (as hereinafter defined) shall, except as hereinafter provided, require the affirmative vote of the holders of at least

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a majority of the combined voting power of the Voting Stock, voting as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of (a) a tender or exchange offer by the Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the United States securities laws and the rules and regulations promulgated thereunder, (b) the redemption of any shares of Preferred Stock pursuant to the provisions of Article IV of this Restated Certificate of Incorporation or any Certificate of Designation with respect to any series of Preferred Stock, or (c) pursuant to a publicly announced share repurchase program.

        2. Prevention of Self-Dealing. In addition to any action including any vote by stockholders, required by law or this Restated Certificate of Incorporation, the approval or authorization of any Self-Dealing Transaction (as hereinafter defined) shall require either (a) the approval of a majority of Disinterest Directors (as defined in Article XI) or (b) the affirmative vote of the holders of at least a majority of the combined voting power of the Voting Stock, voting together as a single class.

        3.  Certain Definitions. For the purpose of this Article:

        (a) "Interested Shareholder" shall mean any person (other than the Corporation or any subsidiary) who or which:

            (i) is the beneficial owner, directly or indirectly of five percent (5%) or more of the outstanding Voting Stock; or

            (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of five percent (5%) or more of the outstanding Voting Stock.

        (b) "Affiliates" and "beneficial owner" are used herein as defined in Rule 12b-2 and Rule 13d-3, respectively, under the 1934 Act. The term "Affiliate" as used herein shall exclude the Corporation, but shall include the definition of "Associate" as contained in said Rule 12b-2.

        (c) In determining whether a person is an Interested Shareholder pursuant to paragraph (a) of this Section 3, (i) such person (the "Shareholder") shall be deemed to be the beneficial owner of any Voting Stock (A) of which any Affiliate of the Shareholder is the beneficial owner, (B) of which any other person is the beneficial owner and with which the Shareholder or any of the Shareholder's Affiliates had any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Stock or (C) of which any other person is the beneficial owner as a result of the assignment by or succession from the Shareholder within the two-year period immediately prior to the date in question which shall have occurred in the

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course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, and (ii) any class of Voting Stock outstanding shall be deemed to include any Voting Stock deemed owned through application of clause (i) of this paragraph (c) but shall not include any other securities of such class which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

        (d) "Self-Dealing Transaction" means any of the following transactions:

            (i) any merger or consolidation of the Corporation or any Subsidiary with (A) any Interested Shareholder or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or

            (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value of $100,000,000 or more or any loan, advance, guarantee or other financial assistance, including any tax credit or other tax advantages, to or with any Interested Shareholder or any Affiliate of any Interested Shareholder which involves a financial obligation or benefit of $100,000,000 or more; or

            (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $100,000,000 or more; or

            (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

            (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share by more than one percent (1%) of the outstanding shares of any class of Voting Stock of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate of any Interested Shareholder.

        (e) "Subsidiary" means any corporation of which a majority of any class of shares of such corporation entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder

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set forth in paragraph (a) of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of the combined voting power of all shares of such corporation entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

        (f) "Market Price" means the average of the closing sale prices on the 20 regular trading days immediately preceding the date of any binding agreement to purchase shares of Voting Stock of the class of Voting Stock in question on the Composite Tape for New York Stock Exchange- Listed Stocks, or, if such class of Voting Stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such class of Voting Stock is not listed on such Exchange, on the principal United States securities exchange registered under the 1934 Act, on which such class of Voting Stock is listed, or, if such class of Voting Stock is not listed on any such exchange, the last closing bid quotations with respect to a share of such class of Voting Stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such class of Voting Stock is not so quoted, the fair market value at the time in question of such stock as determined by the Board of Directors in good faith.

        4. Powers of the Board of Directors. A majority of the Disinterested Directors, or, if there are no Disinterested Directors, a majority of the members of the Board of Directors then in office, shall have the power to determine, for the purpose of this Article, on the basis of information known to them, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) whether the assets or financial obligations or benefits which are the subject of any Self- Dealing Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Self-Dealing Transaction has, an aggregate fair market value of or involve $100,000,000 or more. A majority of the Disinterested Directors, a majority of the members of the Board of Directors then in office, shall have the further power to interpret all of the terms and provisions of this Article.

                                  ARTICLE XIII

        The Corporation shall indemnify to the full extent permitted by law (such as it presently exists or may hereafter be amended) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

        Any amendment, repeal, or modification of the foregoing paragraph shall not adversely affect any right or protection of such person existing hereunder with respect to any act or omission occurring prior to such amendment, repeal, or modification.


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                                   ARTICLE XIV

        A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

        Any amendment, repeal, or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal, or modification.

                                   ARTICLE XV

        Subject to the provisions of Article XI, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

                                   ARTICLE XVI

        The Board of Directors of the Corporation is authorized from time to time to enact by resolution, without additional authorization by the stockholders of the Corporation, by-laws of the Corporation, in such form and with such additional terms as the Board of Directors may determine, with respect to, among other things, the matters of corporate proceeding set forth below:

               (a) Regulation of the procedure for submitting nominations of persons to be elected directors, including requirements that nominations of persons to be elected directors, other than nominations submitted on behalf of the incumbent Board of Directors, be (i) by notice in writing containing such information as the Board of Directors determines, and
        (ii) submitted to the corporate secretary or other designated officer or agent of the Corporation that number of days before the meeting of the stockholders at which such election is to be held as is specified in such by-law.

               (b) Regulation of the procedure for introducing business to be brought before any annual or special meetings of the stockholders of the corporation, other than business introduced by the Corporation.



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        IN WITNESS WHEREOF, the undersigned have executed this instrument this
21st day of November, 1997.


                                            ------------------------------------
                                               Robert W. Pommerville
                                               Executive Vice President, General
                                               Counsel and Secretary

Attest:



-----------------------------------
        Holly A. Odom
        Assistant Secretary



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